Exhibit 21.1
Subsidiaries of the Arena Group Holdings, Inc.
Subsidiary          Place of Incorporation
The Arena Media Brands, LLC          Delaware
TheStreet, Inc.          Delaware
The Arena Platform, Inc.          Delaware
College Spun Media Incorporated          New Jersey
Athlon Holdings, Inc.          Tennessee
Athlon Sports Communications, Inc.          Tennessee
TravelHost, LLC                              Michigan